Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS POSITIVE MARCH COMPARABLE SALES

LEBANON, Tenn. – April 1, 2008 – CBRL Group, Inc. (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the four-week period ending Friday, March 28, 2008.  The sales are compared with the four-week period ending March 30, 2007, not the prior-year fiscal period, as a result of the 53rd week in the fiscal year ended on August 3, 2007.

·
Comparable store restaurant sales increased 0.8%, which included the effect of an approximately 3.0% higher average check that resulted primarily from an average menu price increase of approximately 3.2%.

·	Comparable store retail sales were up 5.5%.
·
Restaurant and retail sales were favorably impacted by approximately 1% and 7%, respectively, by the timing of the Easter holiday.  This favorable impact was partially offset by a negative weather effect of approximately 1%.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 574 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

-END-